Exhibit 99.1
MPLX LP Reports Fourth-Quarter and Full-Year 2023 Financial Results

•Fourth-quarter net income attributable to MPLX of $1.1 billion and adjusted EBITDA of $1.6 billion
•Full-year 2023 net income attributable to MPLX of $3.9 billion and adjusted EBITDA of $6.3 billion
•Full-year 2023 net cash provided by operating activities of $5.4 billion and distributable cash flow of $5.3 billion
•Returned $3.3 billion of capital to unitholders for the full year, reflecting 10% quarterly distribution increase for second consecutive year
•Advancing Permian growth strategy with acquisition of partner's interest in G&P joint venture
•2024 capital spending outlook of $1.1 billion

FINDLAY, Ohio, Jan. 30, 2024 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2023 net income attributable to MPLX of $1,134 million, compared with $816 million for the fourth quarter of 2022. Fourth-quarter 2023 net income includes a $92 million non-cash gain arising from the acquisition of the remaining interest of a Permian basin joint venture.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,623 million, compared with $1,454 million for the fourth quarter of 2022. Logistics and Storage (L&S) segment adjusted EBITDA for the fourth quarter of 2023 was $1,089 million, compared with $979 million for the fourth quarter of 2022. Gathering and Processing (G&P) segment adjusted EBITDA for the fourth quarter of 2023 was $534 million, compared with $475 million for the fourth quarter of 2022.

During the quarter, MPLX generated $1,489 million in net cash provided by operating activities, $1,384 million of distributable cash flow, and adjusted free cash flow of $964 million. MPLX announced a fourth-quarter 2023 distribution of $0.85 per common unit, resulting in distribution coverage of 1.6x for the quarter. The leverage ratio was 3.3x at the end of the quarter.

For the full year 2023, MPLX generated $5,397 million in net cash provided by operating activities, $5,340 million of distributable cash flow, and $4,135 million of adjusted free cash flow, compared to $5,019 million, $4,981 million and $4,069 million, respectively, in 2022.

"In 2023, strong operational performance and contributions from organic growth projects drove nearly 9% growth in MPLX’s adjusted EBITDA and over 7% growth in distributable cash flow,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “This enabled MPLX to return $3.3 billion of capital to unitholders, which included a 10% increase in its quarterly distribution for the second year in a row.”

Financial Highlights (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit and ratio data)	2023	2022	2023	2022
Net income attributable to MPLX LP	$1,134	$816	$3,928	$3,944
Adjusted EBITDA attributable to MPLX LP(a)	1,623	1,454	6,269	5,775
Net cash provided by operating activities	1,489	1,368	5,397	5,019
Distributable cash flow attributable to MPLX LP(a)	1,384	1,270	5,340	4,981
Distribution per common unit(b)	$0.850	$0.775	$3.250	$2.960
Distribution coverage(c)	1.6x	1.6x	1.6x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.3x	3.5x	3.3x	3.5x
Cash paid for common unit repurchases	$—	$176	$—	$491

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2023	2022	2023	2022
Logistics and Storage	$1,089	$979	$4,228	$3,818
Gathering and Processing	534	475	2,041	1,957

Logistics & Storage

L&S segment adjusted EBITDA for the fourth quarter of 2023 increased by $110 million compared to the same period in 2022. The increase was primarily driven by higher rates and throughputs, including growth from equity affiliates.

Total pipeline throughputs were 5.8 million barrels per day (bpd) in the fourth quarter, an increase of 3% versus the same quarter of 2022. The average pipeline tariff rate was $0.97 per barrel for the quarter, an increase of 9% versus the same quarter of 2022. Terminal throughput was 3.0 million bpd for the quarter, flat versus the same quarter of 2022.

Gathering & Processing

G&P segment adjusted EBITDA for the fourth quarter of 2023 increased by $59 million compared to the same period in 2022, primarily due to higher gathering and processing volumes.

In the fourth quarter of 2023:
•Gathered volumes averaged 6.3 billion cubic feet per day (bcf/d), a 1% increase from the fourth quarter of 2022.
•Processed volumes averaged 9.4 bcf/d, a 9% increase versus the fourth quarter of 2022.
•Fractionated volumes averaged 599 thousand bpd, a 3% increase versus the fourth quarter of 2022.

In the Marcellus:
•Gathered volumes averaged 1.5 bcf/d in the fourth quarter, a 10% increase versus the fourth quarter of 2022.
•Processed volumes averaged 6.0 bcf/d in the fourth quarter, a 9% increase versus the fourth quarter of 2022.
•Fractionated volumes averaged 523 thousand bpd in the fourth quarter, a 1% increase versus the fourth quarter of 2022.

Strategic Update

MPLX is advancing its Permian growth strategy through the acquisition of the remaining 40% interest in a gathering and processing joint venture for approximately $270 million. The transaction closed in December 2023.

MPLX's capital spending outlook for 2024 is $1.1 billion, which includes approximately $950 million of growth capital and $150 million of maintenance capital. This excludes approximately $100 million for repayment of MPLX's share of the Bakken Pipeline joint venture's debt due in 2024. The capital spending plan focuses on expansions and de-bottlenecking of MPLX's existing L&S assets, and increasing G&P capacity to meet customer demand.

In the L&S segment, MPLX is expanding its natural gas and natural gas liquids long-haul and crude gathering pipelines supporting the Permian and Bakken basins. Specifically in the Permian, working with its partners, MPLX is progressing its natural gas strategy. Construction is progressing on the Agua Dulce Corpus Christi (ADCC) Pipeline lateral, which is expected to be in service in the third quarter of 2024. MPLX is progressing its natural gas liquids strategy with the expansion of the BANGL joint venture pipeline to a capacity of 200 thousand bpd, with expected completion in the first half of 2025.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Delaware basin in the Permian, MPLX is progressing construction of its sixth natural gas processing plant, Preakness ll, which is expected online early in the second quarter of 2024. MPLX is also planning to build Secretariat, its seventh processing plant in the basin, which is expected online in the second half of 2025. These new plants will bring MPLX processing capacity in the Delaware basin to 1.4 bcf/d. In the Marcellus, MPLX is progressing construction of the Harmon Creek ll processing plant, which is expected online at the end of the first quarter of 2024.

Financial Position and Liquidity

As of December 31, 2023, MPLX had $1.0 billion in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.3x, while the stability of cash flows supports leverage in the range of 4.0x.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President, Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Isaac Feeney, Supervisor, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and adjusted free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) gain on sales-type leases; (vii) impairment expense; (viii) noncontrolling interests; and (ix) other adjustments, as applicable. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment maintenance capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Adjusted FCF and adjusted free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define adjusted free cash flow after distributions as Adjusted FCF less base distributions to common and preferred unitholders.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, diversity, equity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, NGLs or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions due to inflation, rising interest rates, the military conflict between Russia and Ukraine, hostilities in the Middle East, future resurgences of the COVID-19 pandemic or otherwise; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, and achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; our ability to maintain adequate insurance coverage and recover insurance proceeds to offset losses resulting from accidents or other incidents and unscheduled shutdowns; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes or maximum refining margin penalties on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2022, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit data)	2023	2022	2023	2022
Revenues and other income:
Operating revenue	$1,226	$1,171	$4,877	$5,361
Operating revenue - related parties	1,449	1,330	5,557	5,180
Income from equity method investments	162	141	600	476
Other income(a)	129	20	247	596
Total revenues and other income	2,966	2,662	11,281	11,613
Costs and expenses:
Operating expenses (including purchased product costs)	764	803	3,081	3,555
Operating expenses - related parties	393	389	1,577	1,467
Depreciation and amortization	306	305	1,213	1,230
General and administrative expenses	99	87	379	335
Other taxes	29	18	131	115
Total costs and expenses	1,591	1,602	6,381	6,702
Income from operations	1,375	1,060	4,900	4,911
Interest and other financial costs	222	234	923	925
Income before income taxes	1,153	826	3,977	3,986
Provision for income taxes	9	2	11	8
Net income	1,144	824	3,966	3,978
Less: Net income attributable to noncontrolling interests	10	8	38	34
Net income attributable to MPLX LP	1,134	816	3,928	3,944
Less: Series A preferred unitholders interest in net income	23	23	94	88
Less: Series B preferred unitholders interest in net income	—	10	5	41
Limited partners’ interest in net income attributable to MPLX LP	$1,111	$783	$3,829	$3,815

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.10	$0.78	$3.80	$3.75
Common – diluted	$1.10	$0.78	$3.80	$3.75
Weighted average limited partner units outstanding:
Common units – basic	1,002	1,003	1,001	1,010
Common units – diluted	1,003	1,003	1,002	1,010

(a)    The three and twelve months ended December 31, 2023 include a $92 million gain associated with the remeasurement of its existing equity investment in a Permian basin joint venture, arising from the acquisition of the remaining interest. The twelve months ended December 31, 2022 include a $509 million gain on a lease reclassification.

Select Financial Statistics (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except ratio data)	2023	2022	2023	2022
Common unit distributions declared by MPLX LP
Common units (LP) – public	$303	$274	$1,152	$1,063
Common units – MPC	550	502	2,104	1,917
Total GP and LP distribution declared	853	776	3,256	2,980

Preferred unit distributions(a)
Series A preferred unit distributions	23	23	94	88
Series B preferred unit distributions	—	10	5	41
Total preferred unit distributions	23	33	99	129

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,623	1,454	6,269	5,775
DCF attributable to GP and LP unitholders(b)	$1,361	$1,237	$5,241	$4,852
Distribution coverage(c)	1.6x	1.6x	1.6x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,489	$1,368	$5,397	$5,019
Investing activities	(525)	(280)	(1,252)	(956)
Financing activities	$(876)	$(971)	$(3,335)	$(3,838)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders received a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears. The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$1,048	$238
Total assets	36,529	35,665
Total debt(a)	20,431	19,796
Redeemable preferred units	895	968
Total equity	$12,689	$12,546
Consolidated debt to LTM adjusted EBITDA(b)	3.3x	3.5x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	356	354

(a)    There were no borrowings on the loan agreement with MPC as of December 31, 2023, or December 31, 2022. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,706 million and $20,108 million as of December 31, 2023, and December 31, 2022, respectively.

Operating Statistics (unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,701	3,543	4%	3,772	3,549	6%
Product pipelines	2,078	2,068	0%	2,040	2,111	(3)%
Total pipelines	5,779	5,611	3%	5,812	5,660	3%

Average tariff rates ($ per barrel)
Crude oil pipelines	$0.98	$0.93	5%	$0.96	$0.91	5%
Product pipelines	0.96	0.83	16%	0.90	0.81	11%
Total pipelines	$0.97	$0.89	9%	$0.94	$0.87	8%

Terminal throughput (mbpd)	3,023	3,018	—%	3,130	3,022	4%

Barges at period-end	305	296	3%	305	296	3%
Towboats at period-end	29	23	26%	29	23	26%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,495	1,359	10%	1,389	1,321	5%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,442	1,398	3%	1,369	1,374	—%
Bakken Operations	182	167	9%	165	152	9%
Rockies Operations	505	435	16%	474	427	11%
Total gathering throughput	3,624	3,359	8%	3,397	3,274	4%

Natural gas processed (MMcf/d)
Marcellus Operations	4,392	4,076	8%	4,179	4,035	4%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,537	1,456	6%	1,466	1,448	1%
Southern Appalachian Operations	207	209	(1)%	216	217	—%
Bakken Operations	182	167	9%	163	146	12%
Rockies Operations	515	446	15%	483	438	10%
Total natural gas processed	6,833	6,354	8%	6,507	6,284	4%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	523	518	1%	530	488	9%
Utica Operations(b)	—	—	—%	—	—	—%
Southern Appalachian Operations	12	11	9%	11	11	—%
Bakken Operations	22	22	—%	20	21	(5)%
Rockies Operations	3	3	—%	3	4	(25)%
Total C2 + NGLs fractionated	560	554	1%	564	524	8%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,495	1,359	10%	1,389	1,321	5%
Utica Operations	2,196	2,389	(8)%	2,338	2,134	10%
Southwest Operations	1,762	1,700	4%	1,772	1,629	9%
Bakken Operations	182	167	9%	165	152	9%
Rockies Operations	617	564	9%	593	558	6%
Total gathering throughput	6,252	6,179	1%	6,257	5,794	8%

Natural gas processed (MMcf/d)
Marcellus Operations	6,041	5,549	9%	5,773	5,515	5%
Utica Operations	653	514	27%	564	495	14%
Southwest Operations	1,777	1,703	4%	1,772	1,637	8%
Southern Appalachian Operations	207	209	(1)%	216	217	—%
Bakken Operations	182	167	9%	163	146	12%
Rockies Operations	515	446	15%	483	438	10%
Total natural gas processed	9,375	8,588	9%	8,971	8,448	6%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	523	518	1%	530	488	9%
Utica Operations	39	29	34%	33	28	18%
Southern Appalachian Operations	12	11	9%	11	11	—%
Bakken Operations	22	22	—%	20	21	(5)%
Rockies Operations	3	3	—%	3	4	(25)%
Total C2 + NGLs fractionated	599	583	3%	597	552	8%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
L&S segment adjusted EBITDA attributable to MPLX LP	$1,089	$979	$4,228	$3,818
G&P segment adjusted EBITDA attributable to MPLX LP	534	475	2,041	1,957
Adjusted EBITDA attributable to MPLX LP	1,623	1,454	6,269	5,775
Depreciation and amortization	(306)	(305)	(1,213)	(1,230)
Interest and other financial costs	(222)	(234)	(923)	(925)
Income from equity method investments	162	141	600	476
Distributions/adjustments related to equity method investments	(223)	(202)	(774)	(652)
Gain on sales-type leases and equity method investments	92	—	92	509
Adjusted EBITDA attributable to noncontrolling interests	11	9	42	38
Garyville incident response recoveries (costs)	47	—	(16)	—
Other(a)	(40)	(39)	(111)	(13)
Net income	$1,144	$824	$3,966	$3,978

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
L&S
L&S segment adjusted EBITDA	$1,089	$979	4,228	3,818
Depreciation and amortization	(131)	(128)	(530)	(515)
Income from equity method investments	97	84	345	267
Distributions/adjustments related to equity method investments	(123)	(117)	(401)	(329)
Garyville incident response recoveries (costs)	47	—	(16)	—
Other	(12)	(6)	(39)	(25)

G&P
G&P segment adjusted EBITDA	534	475	2,041	1,957
Depreciation and amortization	(175)	(177)	(683)	(715)
Income from equity method investments	65	57	255	209
Distributions/adjustments related to equity method investments	(100)	(85)	(373)	(323)
Gain on sales-type leases and equity method investments	92	—	92	509
Adjusted EBITDA attributable to noncontrolling interests	11	9	42	38
Other	(19)	(31)	(61)	20

Income from operations	$1,375	$1,060	$4,900	$4,911

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Net income(a)	$1,144	$824	$3,966	$3,978
Provision for income taxes	9	2	11	8
Interest and other financial costs	222	234	923	925
Income from operations	1,375	1,060	4,900	4,911
Depreciation and amortization	306	305	1,213	1,230
Income from equity method investments	(162)	(141)	(600)	(476)
Distributions/adjustments related to equity method investments	223	202	774	652
Gain on sales-type leases and equity method investments	(92)	—	(92)	(509)
Garyville incident response (recoveries) costs	(47)	—	16	—
Other	31	37	100	5
Adjusted EBITDA	1,634	1,463	6,311	5,813
Adjusted EBITDA attributable to noncontrolling interests	(11)	(9)	(42)	(38)
Adjusted EBITDA attributable to MPLX LP	1,623	1,454	6,269	5,775
Deferred revenue impacts	32	71	97	158
Sales-type lease payments, net of income	3	5	12	18
Net interest and other financial costs(b)	(209)	(216)	(859)	(851)
Maintenance capital expenditures, net of reimbursements	(57)	(51)	(150)	(144)
Equity method investment maintenance capital expenditures paid out	(4)	(3)	(15)	(13)
Other	(4)	10	(14)	38
DCF attributable to MPLX LP	1,384	1,270	5,340	4,981
Preferred unit distributions(c)	(23)	(33)	(99)	(129)
DCF attributable to GP and LP unitholders	$1,361	$1,237	$5,241	$4,852

(a)    The three and twelve months ended December 31, 2023 include a $92 million gain associated with the remeasurement of its existing equity investment in a Permian basin joint venture, arising from the acquisition of the remaining interest. The twelve months ended December 31, 2022, include a $509 million gain on a lease reclassification.
(b)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(c)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	December 31,
(In millions)	2023	2022
LTM Net income	$3,966	$3,978
Provision for income taxes	11	8
Interest and other financial costs	923	925
LTM income from operations	4,900	4,911
Depreciation and amortization	1,213	1,230
Income from equity method investments	(600)	(476)
Distributions/adjustments related to equity method investments	774	652
Gain on sales-type leases and equity method investments	(92)	(509)
Garyville incident response costs	16	—
Other	100	5
LTM Adjusted EBITDA	6,311	5,813
Adjusted EBITDA attributable to noncontrolling interests	(42)	(38)
LTM Adjusted EBITDA attributable to MPLX LP	6,269	5,775
Consolidated total debt(a)	$20,706	$20,108
Consolidated total debt to LTM adjusted EBITDA	3.3x	3.5x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$1,489	$1,368	$5,397	$5,019
Changes in working capital items	(90)	(181)	(146)	(121)
All other, net	28	17	16	(34)
Loss on extinguishment of debt	—	—	9	1
Net interest and other financial costs(a)	209	216	859	851
Other adjustments related to equity method investments	13	29	38	74
Garyville incident response (recoveries) costs	(47)	—	16	—
Other	32	14	122	23
Adjusted EBITDA	1,634	1,463	6,311	5,813
Adjusted EBITDA attributable to noncontrolling interests	(11)	(9)	(42)	(38)
Adjusted EBITDA attributable to MPLX LP	1,623	1,454	6,269	5,775
Deferred revenue impacts	32	71	97	158
Sales-type lease payments, net of income	3	5	12	18
Net interest and other financial costs(a)	(209)	(216)	(859)	(851)
Maintenance capital expenditures, net of reimbursements	(57)	(51)	(150)	(144)
Equity method investment maintenance capital expenditures paid out	(4)	(3)	(15)	(13)
Other	(4)	10	(14)	38
DCF attributable to MPLX LP	1,384	1,270	5,340	4,981
Preferred unit distributions(b)	(23)	(33)	(99)	(129)
DCF attributable to GP and LP unitholders	$1,361	$1,237	$5,241	$4,852

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities(a)	$1,489	$1,368	$5,397	$5,019
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities	(525)	(280)	(1,252)	(956)
Contributions from MPC	11	14	31	44
Distributions to noncontrolling interests	(11)	(9)	(41)	(38)
Adjusted free cash flow	964	1,093	4,135	4,069
Distributions paid to common and preferred unitholders	(877)	(799)	(3,296)	(3,047)
Adjusted free cash flow after distributions	$87	$294	$839	$1,022

(a)    The three months ended December 31, 2023, and December 31, 2022, include working capital draws of $90 million and $181 million, respectively. The twelve months ended December 31, 2023, and December 31, 2022, include working capital draws of $146 million and $121 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2023	2022	2023	2022
Capital Expenditures:
Growth capital expenditures	$283	$214	$838	$665
Growth capital reimbursements	(46)	(81)	(165)	(151)
Investments in unconsolidated affiliates	8	19	98	217
Return of capital	(3)	—	(3)	(11)
Capitalized interest	(4)	(2)	(14)	(8)
Total growth capital expenditures(a)	238	150	754	712
Maintenance capital expenditures	68	65	181	188
Maintenance capital reimbursements	(11)	(14)	(31)	(44)
Capitalized interest	—	—	(1)	(1)
Total maintenance capital expenditures	57	51	149	143

Total growth and maintenance capital expenditures	295	201	903	855
Investments in unconsolidated affiliates(b)	(8)	(19)	(98)	(217)
Return of capital(b)	3	—	3	11
Growth and maintenance capital reimbursements(c)	57	95	196	195
Increase in capital accruals	(76)	(8)	(82)	(47)
Capitalized interest	4	2	15	9
Additions to property, plant and equipment(a)	$275	$271	$937	$806

(a)    Total growth capital expenditures exclude $246 million of acquisitions for the three and twelve months ended December 31, 2023 and $28 million of acquisitions for the twelve months ended December 31, 2022.
(b)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(c)    Growth capital reimbursements are included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.